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                                                     Filed Pursuant to 424(b)(3)
                                                           File Number 333-56908

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 19, 2001)


                        FEDERAL REALTY INVESTMENT TRUST

     As described under the caption "The Offering" on page 3 of our prospectus dated June 19, 2001, the contracts we entered into for the acquisitions of two corporations that had been our partners since 1996 in the ownership of several properties located in Santa Monica and San Diego, contained an earnout provision. Under this provision, we assumed the obligation to issue additional common shares to the selling shareholders named in the prospectus with a value of up to $237,514 if the selling shareholders and we were able to relet spaces in the Santa Monica properties on terms more favorable to us than the terms on which the spaces were previously leased.

     This prospectus supplement is being prepared as a result of our issuance to the selling shareholders named in the prospectus pursuant to this earnout provision of an aggregate of 7,120 additional common shares. These earnout shares had an aggregate value, based on the average of the closing prices of our common shares on the New York Stock Exchange over the 30 consecutive trading days during the period ending December 6, 2001, of $188,218.50.

     The following table shows:

     . the number of additional common shares each of the selling shareholders have acquired as a result of the earnout; and

     . the total number of shares currently held by each selling shareholder, giving effect to prior sales made pursuant to the prospectus, and offered hereby.

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                            Number of Shares Acquired    Number of Shares Owned
Name of Selling Shareholder        in Earnout              and Offered Hereby
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Richard Ressler                       3,560                      167,618
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Shaul Kuba                            1,780                       83,809
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Avraham Shemesh                       1,780                       83,809
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    Total                             7,120                      335,236
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     All of the offered shares may be offered by the selling shareholders. The address for each selling shareholder is c/o CIM Group, LLC, 6922 Hollywood Boulevard, Suite 900, Los Angeles, California, 90028. Since the selling shareholders may sell all, some or none of the offered shares, no estimate can be made of the number of offered shares that will be sold by the selling shareholders or that will be owned by the selling shareholders upon completion of the offering. The offered shares represent less than 1% of our common shares outstanding as of the date of this prospectus supplement.

         The date of this Prospectus Supplement is December 21, 2001.